                                                                    EXHIBIT 11.1


                        STATEMENT RE: COMPUTATION OF
                             PER SHARE EARNINGS

                                                               A. Years Ended December 31,
                                                  --------------------------------------------------
                                                       1999            1998            1998
                                                  --------------------------------------------------
Average shares outstanding                        69,544,000        62,262,000      46,736,000
Average common and common equivalent
  shares outstanding                              69,544,000        62,262,000      46,736,000
Net loss                                        $ (1,646,000)       (4,569,000)    $  (996,000)
Abolishment of accrued preferred dividends            --               --          $ 6,508,000
Preferred stock dividend                              --               --             (647,000)
Computation of Earnings Per Share = Net
  Income (Loss)/Average common equivalent
  shares                                          $ (4,569,000)    $ 4,569,000    $  4,865,000
                                                    69,544,000      62,262,000      46,736,000
Earnings (Loss) Per Share                         $       (.02)          (.07)    $      0.10